COTTONWOOD COMMUNITIES, INC.
ARTICLES OF AMENDMENT
Cottonwood Communities, Inc., a Maryland corporation, having its principal office in Baltimore City, Maryland (which is hereinafter called the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland (“SDAT”) that:
FIRST:  The Articles of Amendment and Restatement of the Company (the “Charter”) are hereby amended to provide that, immediately upon the acceptance of these Articles of Amendment for record (the “Effective Time”) by the SDAT, the Charter is hereby amended to change the designation of the Class T Common stock to “Class TX Common Stock,” $0.01 par value per share. All references in the Charter to “Class T Common Stock” are hereby changed to “Class TX Common Stock.” In addition, the issued and outstanding shares of Class T Common Stock of the Company are renamed as “Class TX Common Stock.”
SECOND:   The foregoing amendment only changes the designation of the Class T Common Stock and the name of the outstanding Class T Common Stock to Class TX Common Stock and does not change the rights or preferences of the shares of Class T Common Stock of the Company as set forth in the Articles Supplementary of the Company designating Class T Common Stock filed with the SDAT on August 6, 2019.
THIRD: The foregoing amendment to the Charter has been approved by a majority of the entire board of directors and the amendment is limited to a change expressly authorized by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders.
FOURTH:  The foregoing amendment to the Charter shall become effective upon acceptance for record by the Maryland State Department of Assessments and Taxation.
FIFTH:  The undersigned Chief Executive Officer and President of the Company acknowledges these Articles of Amendment to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer and President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
IN WITNESS WHEREOF, Cottonwood Communities, Inc. has caused these Articles to be signed in its name and on its behalf by its Chief Executive Officer and President and attested to by its Chief Financial Officer on this 31st day of March, 2021.

WITNESS:	COTTONWOOD COMMUNITIES, INC.

/s/ Adam Larson	By: /s/ Enzio A. Cassinis
Adam Larson, Chief Financial Officer	Enzio A. Cassinis, Chief Executive Officer and President